Exhibit 99.7

CONFIDENTIAL

June 30, 2014

Private & Confidential

Sport Chalet, Inc.

One Sport Chalet Drive

La Cañada Flintridge, CA 91011

Attn: Chairman of the Compensation Committee

Re:	Waiver of Enhanced Change in Control Termination Benefits

Dear John:

This letter is in reference to the Employment Agreement, dated December 31, 2008, between Sport Chalet, Inc. (the “Company”) and myself (the “Employment Agreement”). Capitalized terms that are not defined in this letter shall have the same meaning as under the Employment Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, I hereby waive any and all rights, payments and benefits that I may otherwise be entitled to under Article V (Change in Control) of the Employment Agreement in connection with the transactions contemplated under the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Vestis Retail Group, LLC, Everest Merger Sub, Inc. and the Company (the “Merger Agreement”), whether as a result of such transactions or in conjunction with any other event, including, but not limited to, any right I may have to receive the Change in Control Payment. In the event the Merger Agreement is terminated in accordance with its terms prior to the consummation of the transactions contemplated thereunder, this letter (including the waiver in the preceding sentence) will terminate and be of no force or effect as of such termination date.

I acknowledge that this letter is deemed to be an amendment to the Employment Agreement and the terms and conditions of the Employment Agreement, except as amended hereby, are incorporated herein by reference. Except as otherwise provided herein, the Employment Agreement will remain in full force and effect in accordance with its terms.

This letter may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

To confirm that the foregoing reflects our agreement, please execute and return a copy of this letter.

Sincerely,

/s/ Craig L. Levra

Craig L. Levra

Accepted and Agreed:

Sport Chalet, Inc.

/s/ Donald J. Howard

By:	Donald J. Howard
Title:	Chairman of the Compensation Committee

Dated: June 30, 2014